Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom Citigate Sard Verbinnen (212/687-8080
VECTOR GROUP REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS
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     MIAMI, FL, November 9, 2005 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and nine months ended September 30, 2005.
     Third quarter 2005 revenues were $125.0 million, compared to revenues of $124.3 million in the third quarter of 2004. The Company recorded operating income of $20.0 million in the 2005 third quarter, compared to operating income of $16.7 million in the third quarter of 2004. Net income for the 2005 third quarter was $9.0 million, or $0.19 per diluted common share, compared to net income of $8.1 million, or $0.17 per diluted common share, in the 2004 third quarter.
     For the nine months ended September 30, 2005, revenues were $342.3 million, compared to $370.9 million for the first nine months of 2004. The Company recorded operating income of $63.0 million for the 2005 nine-month period, compared to operating income of $3.7 million for the 2004 period. The results for the nine months ended September 30, 2004 included a pre-tax non-cash charge of $37.0 million to adjust the carrying value of excess leaf tobacco inventory for the Quest brand and pre-tax restructuring and impairment charges of $7.5 million. Adjusting for the 2004 inventory and restructuring charges, the Company’s operating income for the nine months ended September 30, 2004 was $48.2 million. Gain from discontinued operations was $3.0 million for the 2005 period, compared to $0.4 million for the prior year period. Net income for the 2005 nine-month period was $30.3 million, or $0.66 per diluted common share, compared to a net loss of $4.2 million, or $0.10 per diluted common share, for the 2004 period.
     For the three and nine months ended September 30, 2005, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had
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revenues of $122.7 million and $334.6 million, respectively, compared to $120.8 million and $358.6 million for the three and nine months ended September 30, 2004, respectively. Operating income was $31.5 million for the third quarter of 2005 and $97.7 million for the first nine months of 2005, compared to $27.2 million and $80.4 million for the three and nine months ended September 30, 2004, respectively. The results for the three and nine months ended September 30, 2005 included a special federal quota stock liquidation assessment under the federal tobacco buyout legislation of $5.2 million. The results for the three and nine months ended September 30, 2004 include pre-tax restructuring and impairment charges of $4.0 million and $6.3 million, respectively.
Conference Call To Discuss Third Quarter 2005 Results
     As previously announced, the Company will host a conference call and webcast on Thursday, November 10, 2005 at 11:00 A.M. (EDT) to discuss third quarter 2005 results. Investors can access the call by dialing 877-692-2590 or via live webcast at www.vcall.com
     A replay of the call will also be available shortly after the call ends on November 10, 2005 through November 24, 2005. To access the replay, dial 877-519-4471 and enter 6679480 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2005	2004	2005	2004
Revenues*	$124,965	$124,251	$342,251	$370,869

Expenses:
Cost of goods sold (including inventory impairment of $0, $0, $0 and $37,000)*	77,880	71,117	202,780	252,045
Operating, selling, administrative and general expenses	27,109	31,887	76,485	107,623
Restructuring and impairment charges	—	4,532	—	7,544

Operating income	19,976	16,715	62,986	3,657

Other income (expenses):
Interest and dividend income	1,380	322	3,260	1,548
Interest expense	(8,266)	(6,378)	(24,155)	(18,650)
Gain on sale of investments, net	8	302	1,433	5,888
Gain from conversion of LTS notes	—	—	9,461	—
Equity loss on operations of LTS	—	—	(299)	—
Equity income from non-consolidated New Valley real estate businesses	4,184	4,539	6,202	9,827
Other, net	13	(1)	69	(10)

Income from operations before income taxes and minority interests	17,295	15,499	58,957	2,260
Income tax expense	7,541	6,708	29,322	3,562
Minority interests	(779)	(837)	(2,403)	(3,286)

Income (loss) from continuing operations	8,975	7,954	27,232	(4,588)

Discontinued operations:
Income from discontinued operations, net of minority interests and taxes	—	112	82	379
Gain on disposal of discontinued operations, net of minority interests and taxes	—	—	2,952	—

Gain from discontinued operations	—	112	3,034	379

Net income (loss)	$8,975	$8,066	$30,266	$(4,209)

Per basic common share:
Income (loss) from continuing operations	$0.20	$0.18	$0.62	$(0.11)

Income from discontinued operations	$—	$—	$0.07	$0.01

Net income (loss) applicable to common shares	$0.20	$0.18	$0.69	$(0.10)

Per diluted common share:
Income (loss) from continuing operations	$0.19	$0.17	$0.59	$(0.11)

Income from discontinued operations	$—	$—	$0.07	$0.01

Net income (loss) applicable to common shares	$0.19	$0.17	$0.66	$(0.10)

*Revenues and Cost of goods sold include excise taxes of $42,413, $42,626, $112,856 and $132,729, respectively.